CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Earth Energy, Inc.

We consent to the use of our report dated December 24, 2012, with respect to the financial statements of Global Earth Energy, Inc. as of and for the year ended August 31, 2012 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period ended August 31, 2012, and to the reference to our firm under the caption “Experts”.

 /s/ M&K CPAS, PLLC

 Houston, Texas

December 24, 2012